EXHIBIT 3.1

AMENDMENT TO THE BYLAWS OF

ENERGY CONVERSION DEVICES, INC.

The following is added as the second paragraph of Article XXII of the bylaws:

The Board of Directors may provide that the registered ownership of some or all of any or all classes or series of stock issued by the Corporation may be represented on the books of the Corporation or its transfer agent in book-entry uncertificated form.